                                                                    EXHIBIT 4.31

                                                                  CONFORMED COPY

                               DATED 26 MARCH 2003

                                   MARCONI PLC

                                       AND

                             MARCONI CORPORATION PLC

                                       AND

                                 BAE SYSTEMS PLC

                   ------------------------------------------

                         DEED OF NOVATION AND AMENDMENT

                   ------------------------------------------

                              [ALLEN & OVERY LOGO]

                                     London
                                  CO:986110.10

THIS DEED is made on 26 March 2003

BETWEEN:

(1) Marconi plc (registered number 3846429) whose registered office is at New Century Park, PO Box 53, Coventry, Warwickshire, CV3 1HJ (MARCONI);

(2) Marconi Corporation plc (formerly known as The General Electric Company, p.l.c.) (registered number 67307) whose registered office is at New Century Park, PO Box 53, Coventry, Warwickshire, CV3 1HJ (CORPORATION); and

(3) BAE SYSTEMS plc (formerly known as British Aerospace Public Limited Company) (registered number 1470151) whose registered office is at 6 Carlton Gardens, London, SW1Y 5AD (BAE).

WHEREAS:

(A) In 1999 Corporation and BAE entered into a series of agreements relating to the merger of the Marconi Group's defence businesses with BAE. Subsequently these agreements were novated from Corporation to Marconi. Marconi entered into all other agreements in connection with the merger.

(B) On 28 August 2002 Corporation and, inter alios, Marconi concluded indicative non-binding heads of terms, subsequently amended by an addendum dated 13 December 2002, setting out the principles for a proposed restructuring of Corporation and Marconi (the RESTRUCTURING).

(C) Corporation wishes to assume all the rights, obligations, liabilities and duties of Marconi in relation to the agreements set out in schedule 1 to this deed and all other agreements entered into between BAE and Marconi which contain a reference to a "GEC Sub Potential Compensation Amount" or a "BAE Sub Potential Compensation Amount" to be recognised under the Payment Deed (the AGREEMENTS), insofar as any of the rights exist, and the obligations and duties remain undischarged or unfulfilled and, subject thereto, BAE wishes to release Marconi from all such obligations, liabilities and duties.

(D)      This deed is supplemental to the Agreements.

THIS DEED WITNESSES as follows:

1.       INTERPRETATION

1.1 Unless otherwise defined in this deed, words and expressions defined in the Transactions Agreement or the Payment Deed (each as defined in schedule 1) shall have the same meaning wherever used in this deed.

1.2      The following expressions shall mean:

         EFFECTIVE DATE means the date on which an office copy of the Order of Court sanctioning the scheme of arrangement under section 425 of the Companies Act 1985 between Corporation and its scheme creditors (the principal commercial terms of which are not materially different to those set out in the draft of the Chairman's letter in the explanatory statement initialled for the purpose of identification by Allen & Overy and Linklaters) shall have been delivered to the Registrar of Companies for registration.

         OUTSTANDING REDUCTION AMOUNT means:

         (i) in respect of the first Calculation Date falling after 29 November 2002 an amount equal to US$18,600,000, and

         (ii) in respect of any subsequent Calculation Date, the Outstanding Reduction Amount for the immediately preceding Calculation Date less the amount, if any, by which the GEC Sub Total for the immediately preceding Calculation Date was reduced under clause 5.1(b) of this deed.

         NON-CONSOLIDATION ASSUMPTION has the meaning given to it in the Tax Deed (as defined in schedule 1).

2.       EFFECT

2.1      This deed shall take effect on the Effective Date.

3.       NOVATION

3.1 Corporation undertakes to BAE and to Marconi to assume, satisfy, discharge, perform or fulfil each obligation, liability and duty of Marconi, whether present or future, actual or contingent, ascertained or unascertained, as provided for in the Agreements to the extent that any such obligation, liability or duty remains undischarged or unfulfilled as if Corporation were named in the Agreements as a party in place of Marconi.

3.2 BAE hereby agrees to release Marconi from each such obligation, liability and duty referred to in clause 3.1 above.

3.3 BAE confirms and agrees that Corporation shall be entitled to all rights and benefits of Marconi as provided for in the Agreements as if Corporation were named in the Agreements as a party in place of Marconi provided that BAE shall not have any greater obligation or liability under any of the Agreements than it would have had if the Agreements had not been novated pursuant to this clause 3 except to the extent that such obligation or liability is greater than the obligation or liability that it would have had only by reason of the scheme of arrangement under section 425 of the Companies Act 1985 between Marconi and its scheme creditors (the SCHEME).

3.4 Marconi confirms and agrees that it waives, and shall not make any claim or commence any proceedings or take any other action in respect of, any such rights or benefits as are referred to in clause 3.3 above and agrees to release BAE from each obligation, liability and duty of BAE to Marconi as provided for in the Agreements provided that nothing in this deed shall operate as a release or discharge of any obligation, liability or duty of BAE in respect of any act or default on the part of BAE before the Effective Date.

3.5 Other than as amended by this deed, the Agreements shall continue in full force and effect.

4.       AMENDMENTS

4.1 BAE and Corporation also agree that, in addition to the novation of the Agreements as set out in clause 3 above:

         (i) the definition of "GEC Sub" in clause 1.2 of the Payment Deed (as amended by the Amendment to the Transactions Agreement (as defined in schedule 1)) shall be amended by deleting the words "Marconi Ansty Limited (incorporated in England and Wales with number 4109365)" and replacing them with the words "Marconi Communications Limited (incorporated in England and Wales with number 703317)"; and

         (ii) clause 27.11 of the Transactions Agreement shall be amended by deleting the words "Marconi Ansty Limited (incorporated in England and Wales with number 4109365)" and replacing them with the words "Marconi Communications Limited (incorporated in England and Wales with number 703317)".

5.       COMPROMISE OF EXISTING TAX ARRANGEMENTS

5.1      BAE and Corporation further agree that:

         (a) no amount should be recognised, in respect of any Calculation Date on or after 30 November 2001 as a GEC Sub Potential Compensation Amount or a BAE Sub Potential Compensation Amount to the extent that such amount has been taken account of in the GEC Sub Potential Compensation Amounts in Marconi's notices dated 18 October 2002 and 26 November 2002 or in the BAE Sub Total in BAE's notice dated 6 December 2002 (each of which are set out in schedule 2); and

         (b) the amount of the GEC Sub Total for the first Calculation Date falling after 29 November 2002 and any subsequent Calculation Date shall be reduced by the lower of:

                  (i)      the Outstanding Reduction Amount; and

                  (ii)     the aggregate of:

                           (A) any GEC Sub Potential Compensation Amounts recognised at any time during the period to which the relevant Calculation Date falling after 29 November 2002 relates, to the extent that such GEC Sub Potential Compensation Amounts: (1) are recognised pursuant to clause 4 of the Tax Deed and relate to US Federal tax in respect of the year to 31 March 2000; or (2) are recognised pursuant to clause 3 of the Tax Deed (under the Non-Consolidation Assumption set out in the Tax Deed) and relate to US Federal tax in respect of the eight months to 29 November 1999; and

                           (B) any amounts calculated pursuant to the Payment Deed as if there were interest in respect of any of the GEC Sub Potential Compensation Amounts referred to in (A) above.

5.2 The parties agree that the provisions of clause 5.1 above shall be in full and final settlement of any claims the parties may have under the Payment Deed in respect of any Calculation Date which occurred at any time between 30 November 2001 and 29 November 2002 (inclusive) and, for the avoidance of doubt, the provisions of clause 27.10 of the Transactions Agreement, as incorporated into the Payment Deed by clause
         9.1 of the Payment Deed shall not apply to this deed.

6.       INDEMNITY

6.1 Subject to clauses 5 and 6.2 Corporation agrees to indemnify and keep indemnified BAE and each member of the BAE group against all losses, liabilities, costs and expenses (LOSSES) to the extent that they are greater than the Losses which would have been incurred by BAE and each member of the BAE group if clauses 3 and 4 of this deed had not been entered into.

6.2 No indemnity is, or shall be, given by Corporation under clause 6.1 in respect of any Losses incurred by BAE or any member of the BAE group to the extent that they are only greater than the Losses which would have been incurred by BAE or any member of the BAE group by reason of the Scheme had clauses 3 and 4 of this deed not been entered into.

7.       GENERAL

7.1 This deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same deed and any party may enter into this deed by executing a counterpart.

7.2 A person who is not a party to this deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this deed, nor of any of the Agreements (as novated and amended by this deed).

7.3 Notices to Corporation in relation to the Agreements and this deed shall be sent to The Company Secretary at New Century Park, PO Box 53, Coventry, Warwickshire, CV1 1HJ in the same manner as under the provisions of the Transactions Agreement.

7.4 This deed is governed by, and shall be construed in accordance with, English law. Each party submits to the jurisdiction of the English courts for all purposes relating to this deed.

IN WITNESS of which this deed has been executed and has been delivered on the date which appears first on page 1.

EXECUTED as a deed by                      )     MICHAEL PARTON
Marconi plc                                )     Director
acting by MICHAEL PARTON                   )     MARY SKELLY
and MARY SKELLY                            )     Director/Secretary

EXECUTED as a deed by                      )     MICHAEL PARTON
Marconi Corporation plc                    )     Director
acting by MICHAEL PARTON                   )     MARY SKELLY
and MARY SKELLY                            )     Director/Secretary

EXECUTED as a deed by                      )     M. LESTER
BAE SYSTEMS plc                            )     Director
acting by M. LESTER                        )     AUTHORISED SIGNATORY
and       AUTHORISED        SIGNATORY      )     Director/Secretary

                                   SCHEDULE 1

                                 THE AGREEMENTS

1. Transactions Agreement between The General Electric Company, p.l.c. and British Aerospace Public Limited Company dated 27 April 1999 (as supplemented by a supplementary agreement entered into between The General Electric Company. p.l.c. and British Aerospace Public Limited Company dated 7 October 1999) (the TRANSACTIONS AGREEMENT).

2. Payment Deed between The General Electric Company, p.l.c. and British Aerospace Public Limited Company dated 27 April 1999 (the PAYMENT
         DEED).

3. Letter Agreement dated 2 November 2001 entered into between Marconi plc and BAE SYSTEMS plc, amending the terms of the Transactions Agreement and the Payment Deed (the AMENDMENT TO THE TRANSACTIONS AGREEMENT).

4. General Deed of Covenant between Marconi plc and British Aerospace Public Limited Company dated 29 November 1999.

5. Deed of Undertaking and Guarantee between Marconi plc, The General Electric Company plc and British Aerospace Public Limited Company dated 29 November 1999.

6. Tax Deed of Covenant between Marconi plc and British Aerospace Public Limited Company dated 29 November 1999 (the TAX DEED).

7. EASAMS Agreement between Marconi plc and British Aerospace Public Limited Company dated 29 November 1999.

8. Services Agreement between Marconi plc and British Aerospace Public Limited Company dated 29 November 1999.

9. Technology Access Agreement between Marconi plc and British Aerospace Public Limited Company dated 29 November 1999.

10. Completion Accounts Agreement dated 11 February 2000 between Marconi plc and British Aerospace Public Limited Company.

11. Agreement dated 11 February 2000 between Marconi plc and British Aerospace Public Limited Company relating to the JORN Project.